Exhibit (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CNET NETWORKS, INC.,

CBS CORPORATION

and

TEN ACQUISITION CORP.

Dated as of May 15, 2008

ii

		Page

ARTICLE XI
GENERAL PROVISIONS

Section 11.01	Non-Survival of Representations and Warranties	46
Section 11.02	Notices	46
Section 11.03	Severability	46
Section 11.04	Amendment	47
Section 11.05	Entire Agreement; Assignment	47
Section 11.06	Performance Guaranty	47
Section 11.07	Specific Performance	47
Section 11.08	Parties in Interest	47
Section 11.09	Governing Law; Forum	47
Section 11.10	Waiver of Jury Trial	48
Section 11.11	Headings	48
Section 11.12	Counterparts	48
Section 11.13	Waiver	48

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation

Annex I	Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 15, 2008, by and among CNET Networks, Inc., a Delaware corporation (the “Company”), CBS Corporation, a Delaware corporation (“Parent”), and Ten Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Buyer Parties”).

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”) to purchase all outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Shares”), at a price of $11.50 per Company Common Share, in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), subject to any applicable withholding of Taxes;

WHEREAS, following the consummation of the Offer, the parties intend that Purchaser will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each Company Common Share that is not tendered and accepted pursuant to the Offer, except for certain Company Common Shares as provided in Section 4.01, will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) on the terms and subject to the terms set forth herein, adopted resolutions recommending that the stockholders of the Company accept the Offer, tender their Company Common Shares pursuant to the Offer, and, if required by applicable Law, adopt this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the respective boards of directors of Parent and Purchaser have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

provided, however, that, with respect to either Parent or Purchaser, “Affiliate” or “affiliate” means any other Person that, directly or indirectly, through one or more intermediaries is controlled by Parent.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Code” means the Internal Revenue Code of 1986.

“Company Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 15% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any Company Subsidiary representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into such securities) representing 15% or more of the outstanding voting interests in the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3(a) promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding Company Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Transactions or (ii) any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Merger Effective Time.

“Company Charter” means the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Merger Effective Time.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Stock Option” means an option to purchase Company Common Shares issued pursuant to any Incentive Plan or otherwise issued by the Company.

“Company Superior Proposal” means any bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, ninety percent (90%) or more of the equity securities of the Company or all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis, which offer is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Shares from a financial point of view than the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Employee Stock Purchase Plan” means the Company’s 1996 Employee Stock Purchase Plan, as amended.

“Environmental Law” means any Law relating to the environment or natural resources, or to the safety or health of human beings or other living organisms (with respect to exposure to Hazardous Substances), including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

“Incentive Plans” means all employee, director or executive share option or compensation plans or arrangements of the Company.

“Intellectual Property” means all worldwide intellectual property rights, including: (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, service names, d/b/a’s, corporate names, internet domain names and other source identifiers, together with the goodwill associated with the foregoing, and all registrations and applications for registration of the foregoing, (c) copyrightable works, copyrights, and registrations and applications for registration and rights of renewal thereof, and (d) confidential and proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”).

“knowledge of the Company” or “knowledge” when used in reference to the Company means the actual knowledge of those individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule.

“Law” means any national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means, with respect to the Company, any effect, event, occurrence, development, state of facts or change that, individually or in the aggregate with all other effects, events, occurrences, developments, state of facts or changes, is materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any effect, event, occurrence, development, state of facts or change arising out of or resulting from (a) any changes in the market price or trading volume of Company Common Shares (provided that this clause (a) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes from being taken into account in determining whether a Material Adverse Effect has occurred), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that the Company or such

Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or such Company Subsidiary participates), (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or such Company Subsidiary does business (except to the extent the Company or such Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or such Company Subsidiary participates in such countries), (d) general market or economic conditions in the industries in which the Company or any Company Subsidiary participates (except to the extent that the Company or such Company Subsidiary is disproportionately adversely affected relative to other participants in such industries), (e) changes in Law following the date hereof, (f) changes in GAAP or other accounting standards following the date hereof, (g) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors or employees (it being understood that any legal or contractual consequences (other than any legal or contractual consequences contemplated in this Agreement or the Company Disclosure Schedule) of the execution of this Agreement or the consummation of the Transactions shall not be precluded by this clause (g) from being taken into account in determining whether a Material Adverse Effect has occurred), (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent the Company or such Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or such Company Subsidiary participates), (i) earthquakes, hurricanes, floods, or other natural disasters (except to the extent the Company or such Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or such Company Subsidiary participates), (j) changes in any analyst’s recommendation, any financial strength rating or any other recommendation or rating as to the Company or any Company Subsidiary, including, in and of itself, any failure to meet analyst projections (provided that this clause (j) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes from being taken into account in determining whether a Material Adverse Effect has occurred), (k) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced prior to the date of this Agreement, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of this Agreement (provided that this clause (k) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes from being taken into account in determining whether a Material Adverse Effect has occurred), (l) any action by Parent or any of its Affiliates or the omission of an action that was required to be taken by Parent or any of its Affiliates, or (m) any action taken by the Company at the request or with the consent of any of the Buyer Parties.

“NASD” means the National Association of Securities Dealers, Inc.

“Other Filings” means any document, other than the Proxy/Information Statement, to be filed with the SEC in connection with this Agreement.

“Parent Material Adverse Effect” means any effect, event, development or change that would reasonably be expected to prevent, or materially hinder or delay, Parent or Purchaser from consummating any of the Transactions.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable and Liens for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings (provided, in each case, an appropriate reserve has been made in the Company Financial Statements), (b) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens securing payments not due and payable or payments that are being contested in good faith that are incurred in the ordinary course of the business of the Company or any Company Subsidiary, (c) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereof or otherwise are typical for the applicable property type and locality and, in each case, do not detract from the use, value or operation of the property subject thereto, (d) interests of any lessor or lessee to any leased property that are reflected in the Company SEC Reports, (e) non-exclusive licenses of Intellectual Property, (f) transfer restrictions imposed by applicable securities Laws and (g) Liens set forth in Section 1.01(a)(ii) of the Company Disclosure Schedule.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority, but shall exclude the Company Subsidiaries.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Rights Agreement” means the Rights Agreement, dated as of January 11, 2008, by and between the Company and Computershare Trust Company, N.A.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such person or any other subsidiary of such person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such person or by any one or more of such person’s subsidiaries or (c) at least 50% of the equity interests is controlled by such person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Termination Fee” means Thirty Five Million Dollars ($35,000,000).

“Transactions” means the Offer, the Merger and the other transactions contemplated by this Agreement.

“Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptance Time	Section 2.04(a)
Adverse Recommendation Change	Section 8.03(c)
Agreement	Preamble
Buyer Parties	Preamble
Certificate of Merger	Section 3.03
Closing	Section 3.04
Closing Date	Section 3.04
Company	Preamble
Company Board	Section 2.03(a)
Company Board Recommendation	Section 2.03(a)
Company Common Share Certificates	Section 4.03(c)
Company Common Shares	Recitals
Company Dissenting Shares	Section 4.04
Company Employees	Section 8.04(a)
Company Financial Advisor	Section 2.03(a)
Company Financial Statements	Section 5.07(b)
Company Intellectual Property	Section 5.13(a)
Company Material Contract	Section 5.16(a)
Company Paying Agent	Section 4.03(a)
Company Preferred Shares	Section 5.03(a)
Company SEC Reports	Section 5.07(a)
Company Stockholder Approval	Section 5.04
Company Stockholders	Section 2.03(a)
Company Stockholders’ Meeting	Section 8.01(d)
Company Subsidiaries	Section 5.02(a)
Confidentiality Agreement	Section 8.02(c)
Continuing Directors	Section 2.04(a)
Converted Option	Section 4.01(c)
Delaware Courts	Section 11.09(b)
DGCL	Recitals
D&O Insurance	Section 8.06(b)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(e)
Excluded Party	Section 8.03(b)
Executive Plan	Section 8.04(c)
Extended Expiration Date	Section 2.01(d)
FCPA	Section 5.07(f)
Foreign Plan	Section 5.11(k)
Governmental Order	Section 10.01(c)
HSR Act	Section 5.05(b)
Indemnified Parties	Section 8.06(a)
Independent Directors	Section 2.04(b)
Initial Expiration Date	Section 2.01(d)
IRS	Section 5.11(a)
Inquiry	Section 8.03(a)
Merger	Recitals
Merger Consideration	Section 4.01(b)
Merger Effective Time	Section 3.03
Merger Shares	Section 4.01(b)

Defined Term	Location of Definition
Minimum Condition	Annex I
Nasdaq	Section 5.05(b)
New Plans	Section 8.04(b)
Non-Executive Plan	Section 8.04(c)
Offer	Recitals
Offer Commencement Date	Section 2.01(a)
Offer Conditions	Section 2.01(b)
Offer Documents	Section 2.02(a)
Offer Price	Recitals
Old Plans	Section 8.04(b)
Option Ratio	Section 4.01(c)
Outside Date	Section 10.01(b)
Owned Company Intellectual Property	Section 5.13(a)
Parent	Preamble
Parent Common Shares	Section 4.01(c)
Permits	Section 5.06(a)
Plans	Section 5.11(a)
Pro-Rata Payments	Section 8.04(c)
Proxy/Information Statement	Section 2.03(a)
Purchaser	Preamble
Regulatory Condition	Annex I
Representatives	Section 8.03(a)
Rights	Section 5.03(a)
Rights Agreement	Section 5.03(a)
Sarbanes-Oxley Act	Section 5.07(d)
Schedule 14D-9	Section 2.03(b)
SEC	Section 5.07(a)
Section 16	Section 8.05
Section 262	Section 4.04
Solicited Person	Section 8.03(a)
Surviving Corporation	Section 3.01
Surviving Corporation Fund	Section 4.03(a)
Termination Date	Section 10.01
Top-Up Amount	Section 2.06(a)
Top-Up Exercise Event	Section 2.06(b)
Top-Up Option	Section 2.06(a)
Trade Secrets	Section 1.01(a)
Uncertificated Shares	Section 4.03(c)

(c) The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(1) when a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated;

(2) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(3) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(4) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(5) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(6) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(7) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(8) references to a person are also to its successors and permitted assigns;

(9) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(10) references to monetary amounts are to the lawful currency of the United States;

(11) words importing the singular include the plural and vice versa and words importing gender include all genders;

(12) time is of the essence in the performance of the parties’ respective obligations; and

(13) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(d) It is understood and agreed that (i) disclosure of any fact or item in any Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other applicable Section only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other Section, (ii) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein and (iii) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Company Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II

THE OFFER

Section 2.01 The Offer.

(a) Provided that (i) none of the events set forth in paragraphs (b) and (d) of Annex I to this Agreement shall have occurred and be existing, (ii) the Company shall have complied with its obligations under Section 2.03(c) and Section 2.03(d) and (iii) this Agreement shall not have previously been validly terminated in accordance with Section 10.01, as promptly as reasonably practicable, but in no event later than twelve (12) business days (as defined in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date of this Agreement, Parent shall cause Purchaser to, and Purchaser shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer for all of the outstanding Company Common Shares (other than Company Common

Shares described in Section 4.01(a)) for a price per Company Common Share equal to the Offer Price (as adjusted as provided in Section 2.01(f)). The date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 promulgated under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”.

(b) As promptly as practicable on the later of: (i) the earliest date as of which Purchaser is permitted under applicable Law to accept for payment Company Common Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Purchaser shall (and Parent shall cause Purchaser to), except as contemplated by Section 2.01(d)(iv), accept for payment all Company Common Shares tendered pursuant to the Offer (and not validly withdrawn). The obligation of Purchaser to accept for payment Company Common Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). Promptly after the acceptance for payment of any Company Common Shares tendered pursuant to the Offer, Purchaser shall pay for such Company Common Shares.

(c) Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any Offer Condition or amend, modify or supplement any of the Offer Conditions or terms of the Offer. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Purchaser shall (without the prior written consent of the Company):

(i) change or waive the Minimum Condition (as defined in Annex I);

(ii) decrease the number of Company Common Shares sought to be purchased by Purchaser in the Offer;

(iii) reduce the Offer Price;

(iv) extend or otherwise change the expiration date of the Offer (except to the extent permitted or required pursuant to Section 2.01(d));

(v) change the form of consideration payable in the Offer; or

(vi) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Company Common Shares.

(d) Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is twenty (20) business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act ) after the Offer Commencement Date. Notwithstanding the foregoing, (i) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer; provided, that in no event shall Purchaser be required to extend the Offer beyond the Outside Date, (ii) if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire (an “Extended Expiration Date”), the Minimum Condition or the Regulatory Condition is not satisfied, then, to the extent requested in writing by the Company no less than two (2) business days prior to the applicable expiration date, Purchaser shall extend the Offer for one or more periods ending no later than the Outside Date, to permit either of such Offer Conditions to be satisfied; provided, that no individual extension shall be for a period of more than ten (10) business days and, provided further that Purchaser shall not be required to extend the Offer under this clause (ii) to a date beyond the date which is twenty (20) business days after the date on which the Regulatory Condition is satisfied, (iii) if, on the Initial Expiration Date or any Extended Expiration Date, any Offer Condition is not satisfied and this Agreement has not been terminated in accordance with its terms, Purchaser may, in its discretion, extend the Offer for one or more periods, (iv) if the Company shall have requested in writing no less than two (2) business days prior to the Initial Expiration Date, Purchaser shall extend the Offer for the period of time stated in the Company’s written request (which period shall not exceed ten (10) business days beyond the Initial Expiration Date) notwithstanding the satisfaction or waiver of all of the Offer Conditions on or prior to the Initial Expiration Date and (v) Purchaser may, in its

discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act following the Acceptance Time, and, if immediately following the Acceptance Time, Parent, Purchaser and their respective Subsidiaries and Affiliates own more than 80% but less than 90% of the Company Common Shares outstanding at that time (which shares beneficially owned shall include shares tendered in the Offer and not withdrawn), to the extent reasonably requested by the Company, Purchaser shall provide for a subsequent offering period of at least ten (10) business days. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment and pay for all Company Common Shares validly tendered and not withdrawn during such subsequent offering period as promptly as practicable after any such Company Common Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(e) The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), but only if this Agreement is validly terminated in accordance with Section 10.01.

(f) The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Shares occurring or having a record date on or after the date of this Agreement and prior to the payment by Purchaser for the Company Common Shares; provided that this subsection (f) shall not affect or supersede the provisions of Section 5.01(b) hereof.

Section 2.02 Actions of Parent and Purchaser.

(a) On the Offer Commencement Date, Parent and Purchaser shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain Purchaser’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Company Common Shares as required by applicable Law.

(b) Parent and Purchaser shall cause the Offer Documents to (i) comply in all material respects with the applicable requirements of the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC. Parent and Purchaser shall (i) promptly provide the Company and its counsel with a copy of any written comments or a description of any oral comments received by Parent or Purchaser (or by counsel to Parent or Purchaser) from the SEC or its staff with respect to the Offer Documents and (ii) give the Company and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to filing thereof with the SEC. Each of Parent and Purchaser shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(d) To the extent required by the applicable requirements of the Exchange Act: (i) each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Purchaser shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Shares.

(e) Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Company Common Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

Section 2.03 Actions by the Company.

(a) The Company hereby approves of and consents to the Offer and represents that the board of directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously duly adopted resolutions (i) approving and declaring the advisability of this Agreement, (ii) approving this Agreement and the Transactions (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof), (iii) determining this Agreement and the Transactions to be advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”) and (iv) recommending that, on the terms and subject to the conditions set forth herein, the Company Stockholders accept the Offer, tender their Company Common Shares pursuant to the Offer and adopt this Agreement and the Transactions, if required (the “Company Board Recommendation”); provided, however, that the Company Board may withdraw, modify or amend the Company Board Recommendation as provided by Section 8.03. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation to the extent such Company Board Recommendation is not withheld or withdrawn in accordance with Section 8.03. To the extent the foregoing recommendation has been amended or modified in accordance with Section 8.03, the Company hereby consents to the inclusion of such recommendation, as so amended or modified, in the Offer Documents. The Company also represents and warrants that (A) the Company Board has received the opinion of Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company Stockholders in the Offer and the Merger is fair to such holders from a financial point of view and (B) the Company has obtained or will timely obtain all necessary consents (including the authorization of the Company Financial Advisor) to permit the inclusion of such opinion in its entirety and references thereto in the Offer Documents, the Schedule 14D-9 and the proxy statement or information statement relating to the Merger (as amended, supplemented or modified, the “Proxy/Information Statement”), subject to prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld or delayed). The Company has been advised by each of its directors and executive officers that each such person intends to tender all Company Common Shares owned by such person pursuant to the Offer and that the Offer Documents may so state.

(b) On the Offer Commencement Date, the Company shall file with the SEC and (contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Shares to the extent required by applicable federal securities Laws) disseminate to holders of Company Common Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 8.03, shall contain the Company Board Recommendation. Except in connection with an Adverse Recommendation Change made in accordance with Section 8.03, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC. The Company shall: (x) as promptly as reasonably practicable provide Parent and its counsel with a copy of any written comments and a description of any oral comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9, (y) except with respect to any disclosure made relating to an Adverse Recommendation Change in accordance with Section 8.03, give Parent and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to the filing thereof with the SEC and (z) respond promptly to any such comments. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. To the extent required by the applicable requirements of the Exchange Act: (A) each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect and (B) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required, to be disseminated to holders of Company Common Shares. Parent and Purchaser shall promptly furnish to the Company all information concerning Parent or Purchaser that may be reasonably requested in connection with any action contemplated by this Section 2.03(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents disseminated to the Company Stockholders.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Purchaser a list, as of the most recent practicable date, of the record holders of Company Common Shares and their addresses, as well as mailing labels containing such names and addresses. The Company will furnish Purchaser with such additional information (including any security position listings in the Company’s possession or reasonably obtainable by the Company) and assistance as Purchaser may reasonably request for purposes of communicating the Offer to the record holders and beneficial holders of Company Common Shares. All information furnished in accordance with this Section 2.03(c) shall be held in confidence by Parent and Purchaser in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Purchaser only in connection with the communication of the Offer and the dissemination of any Proxy/Information Statement relating to the Merger to the holders of Company Common Shares.

(d) The Company shall as promptly as reasonably practicable furnish to Parent and Purchaser all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Purchaser for inclusion in the Schedule TO and the Offer Documents.

Section 2.04 Board of Directors.

(a) After the first time that Purchaser accepts for payment any Company Common Shares tendered pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, the Company will, upon Parent’s request and subject to compliance with applicable Law, take all actions reasonably necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (after giving effect to the directors elected or designated by Parent in accordance with this Section 2.04(a)) by (ii) the percentage that the number of Company Common Shares beneficially owned by Parent, Purchaser or any of their respective Affiliates bears to the total number of Company Common Shares outstanding at the Acceptance Time (determined on a fully-diluted basis but disregarding any unvested stock option and other unvested rights to acquire Company Common Shares). The Company will take all actions reasonably necessary to permit Parent’s designees to be elected to the Company Board in accordance with this Section 2.04(a), including using commercially reasonable efforts to secure the resignation of directors, promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board, and/or amending the Company Bylaws; provided, however, that prior to the Merger Effective Time, the Company Board shall always have at least three (3) Continuing Directors. Notwithstanding the proviso to the preceding sentence, at all times from the election of Parent’s designees in accordance with this Section 2.04(a) through the Merger Effective Time, Parent’s designees shall constitute a majority of the Company Board. The Company shall, upon Parent’s request following the Acceptance Time, and at all times thereafter, also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable Law and the rules of Nasdaq. For purposes of this Section 2.04(a), any and all members of the Company Board immediately prior to the Acceptance Time who remain on the Company Board after such designation by Parent pursuant to this Section 2.04(a) shall be referred to as “Continuing Directors”.

(b) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.04(a) hereof, until the Merger Effective Time, the Company Board shall have at least such number of directors as may be required by the Nasdaq Marketplace Rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”); provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of Nasdaq and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding the provisions of this subsection (b), at all times from the election of Parent’s designees in accordance with Section 2.04(a) through the Merger Effective Time, Parent’s designees shall constitute a majority of the Company Board.

(c) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 2.04, so long as Parent shall have timely provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

Section 2.05 Actions by Directors. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.04(a), and until the Merger Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize: (a) any amendment to or termination of this Agreement by the Company; (b) any amendment to the Company Charter or Company Bylaws; (c) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser; (d) any enforcement or waiver of compliance with any covenant of Parent or Purchaser or any condition to any obligation of the Company or any exercise, enforcement or waiver of any right of the Company under this Agreement; and (e) any other consent or action by the Company or the Company Board with respect to this Agreement or any of the Transactions. The authorization of any such matter by a majority of the Continuing Directors shall, to the extent permitted by applicable Law, constitute the authorization of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter.

Section 2.06 Top-Up Option.

(a) The Company hereby grants to Purchaser an option, for so long as this Agreement has not been terminated pursuant to Section 10.01 (the “Top-Up Option”), to purchase from the Company up to a number of newly-issued Company Common Shares (such number of Company Common Shares, the “Top-Up Amount”) that, when added to the number of Company Common Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one (1) Company Common Share more than 90% of the number of Company Common Shares that would be outstanding immediately after the issuance of all Company Common Shares issued pursuant to the Top-Up Option; provided that the Top-Up Option shall not be exercisable unless (i) immediately prior to such exercise, Purchaser owns a majority of the Company Common Shares then outstanding on a fully diluted basis as a result of the consummation of the Offer in accordance with the terms of this Agreement, and (ii) immediately after such exercise Purchaser would own more than ninety percent (90%) of the Company Common Shares then outstanding.

(b) Subject to there being no statute, rule or regulation having been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger and no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Top-Up Option or the Merger, Purchaser may, in its sole discretion, exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Merger Effective Time. For purposes of this Agreement, a “Top-Up Exercise Event” shall occur if (i) the Acceptance Date shall have occurred and (ii) the Company has a number of authorized but unissued Company Common Shares at least equal to the Top-Up Amount. The aggregate purchase price payable for the Company Common Shares being purchased by Purchaser pursuant to the Top-Up Option shall be payable, at the option of Parent, either in cash or by delivery of a promissory note having a principal amount equal to such aggregate purchase price. The aggregate amount payable to the Company in respect of the Company Common Shares being purchased by Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Company Common Shares by the Offer Price.

(c) In the event that Purchaser wishes to exercise the Top-Up Option, Purchaser shall deliver to the Company a notice setting forth (i) the number of Company Common Shares that Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the place and time at which the closing of the purchase of such Company Common Shares by Purchaser is to take place and (iii) the form of payment for the purchase of such Company Common Shares, as elected by Purchaser in accordance with Section 2.06(b). At the closing of the purchase of such Company Common Shares, Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Company Common Shares, and the Company shall cause to be issued to Purchaser a certificate representing such Company Common Shares. The closing of the purchase of the Company Common Shares issuable pursuant to Purchaser’s exercise of the Top-Up Option shall occur within three (3) Business Days following the notice delivered by Purchaser in accordance with this Section 2.06(c).

ARTICLE III

THE MERGER

Section 3.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.02 Charter and Bylaws.

(a) At the Merger Effective Time, the Company Charter shall be amended as set forth in Exhibit A hereto and, as so amended, such Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Merger Effective Time, the Company Bylaws shall be amended as set forth in Exhibit B hereto and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) The Company Charter and Company Bylaws, as amended pursuant to clauses (a) and (b) above, respectively, shall include any provisions required by Section 8.06.

Section 3.03 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file a certificate of merger or such other applicable documents as contemplated by the DGCL (in any such case, the “Certificate of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).

Section 3.04 Closing. Unless this Agreement shall have been terminated in accordance with Section 10.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, or at such other place as agreed to by the parties hereto.

Section 3.05 Directors and Officers of the Surviving Corporation.

(a) From and after the Merger Effective Time, the directors of Purchaser immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) If requested by Parent prior to the Merger Effective Time, the Company shall use its commercially reasonable efforts to cause such directors of the Company and/or the Company Subsidiaries, as specified by Parent, to tender their resignations as directors, effective as of the Merger Effective Time and to deliver to Parent written evidence of such resignations at the Merger Effective Time.

ARTICLE IV

EFFECTS OF THE MERGER

Section 4.01 Effects of the Merger on Company Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than any requisite adoption of this Agreement by the Company Stockholders in accordance with the DGCL):

(a) Each Company Common Share held in treasury and each Company Common Share that is owned by Parent or Purchaser immediately prior to the Merger Effective Time shall be cancelled and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each Company Common Share issued and outstanding immediately prior to the Merger Effective Time (other than Company Dissenting Shares, Company Common Shares to be cancelled in accordance with Section 4.01(a) and the Company Common Shares held by N Holdings I, Inc., a subsidiary of Parent), shall be converted and exchanged automatically into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof in accordance with Section 4.03. At the Merger Effective Time, all such Company Common Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Company Common Share immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Common Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”.

(c) The Company shall take all requisite action such that (i) in the case of each Company Stock Option (whether vested or unvested) having an exercise price per share that is less than the Merger Consideration, each such Company Stock Option shall be cancelled, as of the Merger Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.05 with respect to such payment) determined by multiplying (x) the excess of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of Company Common Shares subject to such Company Stock Option (the “Option Consideration”); and (ii) in the case of each Company Stock Option having an exercise price per share equal to or greater than the Merger Consideration, each such Company Stock Option shall be assumed by Parent as of the Merger Effective Time and, accordingly, will cease to represent a right to acquire Company Common Shares and shall be converted as of the Merger Effective Time into an option (a “Converted Option”) to purchase shares of common stock of Parent (“Parent Common Shares”). The number of Parent Common Shares subject to each Converted Option shall be equal to the product of the number of Company Common Shares subject to such Company Stock Option multiplied by the Option Ratio (as defined below); provided, that any fractional shares of Company Common Shares resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of each Converted Option shall equal the quotient of the exercise price per share under the corresponding Company Stock Option divided by the Option Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent. Each such Converted Option will otherwise have substantially the same terms and conditions (including vesting terms) as the corresponding Company Stock Option. Notwithstanding anything in this Agreement to the contrary, the conversion of options under this Section 4.01(c) shall be made in a manner that will comply with Section 409A of the Code, and, if applicable, Section 424(a) of the Code. For purposes hereof, “Option Ratio” shall mean the price of the last trade of the Company Common Shares immediately prior to the Closing divided by the price of the first trade of the Parent Common Shares immediately following the Closing. Following the Merger Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Converted Options in accordance with this Section 4.01(c). As soon as practicable following the Merger Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Shares subject to the Converted Options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement on Form S-8 (and maintain current the status of the prospectus contained therein) for so long as the Converted Options remain outstanding. Payment of the Option Consideration shall be made as soon as practicable after the Merger Effective Time but in any event within three (3) Business Days following the Merger Effective Time.

Section 4.02 Effects of the Merger on Purchaser Securities. At the Merger Effective Time, by virtue of the Merger and without any action by Purchaser or Parent, as the holder of all outstanding capital stock of Purchaser (other than the requisite approval by Parent as the sole stockholder of Purchaser in accordance with the DGCL, which approval will be effected immediately following execution of this Agreement), each outstanding share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.03 Payment of Merger Consideration; Stock Transfer Books.

(a) Prior to the Merger Effective Time, the Company shall appoint as paying agent a bank or trust company reasonably satisfactory to Parent (the “Company Paying Agent”). Prior to the Merger Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Company Paying Agent, for the benefit of the holders of Merger Shares and Company Stock Options, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid plus cash in an amount sufficient to pay holders of Company Stock Options in accordance with this Agreement (such cash being hereinafter referred to as the “Surviving Corporation Fund”). The Surviving Corporation Fund shall not be used for any other purpose.

(b) The Surviving Corporation Fund shall be invested by the Company Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The

McGraw Hill Companies, or (iv) such other investments, or a combination of the foregoing, as directed by and for the benefit of Parent; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares or Company Stock Options following completion of the Merger pursuant to this Article IV and Parent shall take all actions necessary to ensure that the Surviving Corporation Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to Parent.

(c) As promptly as practicable after the Merger Effective Time, but in no event more than three (3) Business Days following the Merger Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) or uncertificated Merger Shares represented by book entry (“Uncertificated Shares”) shall pass, only upon proper delivery of the Company Common Share Certificates or transfer of the Uncertificated Shares to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.

(d) Upon (i) surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Company Paying Agent for delivery of Uncertificated Shares, the holder of such Company Common Share Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof, and the Company Common Share Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled.

(e) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificates so surrendered or the Uncertificated Shares so transferred is registered if such Company Common Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 4.03, each Company Common Share Certificate or Uncertificated Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Common Share Certificates or Uncertificated Shares pursuant to the provisions of this Article IV.

(f) Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for six (6) months after the Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

(h) At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Company Common Share Certificates or Uncertificated Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

Section 4.04 Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Merger Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Company Common Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262” and, such Company Common Shares, “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.01(b), but rather, the holders of Company Dissenting Shares shall be entitled only to payment of the fair value of such Company Dissenting Shares in accordance with Section 262 (and, at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Company Dissenting Shares shall cease and such Company Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.01(b). The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Company Paying Agent pursuant to Section 4.03(a) to pay for Company Dissenting Shares shall be returned to Parent upon demand.

Section 4.05 Withholding Rights. The Company, the Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares and Company Stock Options in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Company Paying Agent, as applicable.

Section 4.06 Adjustments to Prevent Dilution. In the event that, notwithstanding Section 7.01(b), the Company changes (or establishes a record date for changing) the number of Company Common Shares issued and outstanding prior to the Merger Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares, at any time during the period from the date hereof to the Merger Effective Time then the Merger Consideration and Option Consideration shall be equitably adjusted to reflect such transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule or the Company SEC Reports (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature), the Company hereby represents and warrants to the Buyer Parties as of the date of this Agreement and as of the Closing Date as follows:

Section 5.01 Organization and Qualification; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction (whether federal, state, local or foreign) in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (ii) has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The copies of the Company Charter and Company Bylaws which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company Charter and Company Bylaws are in full force and effect and the Company is not in violation of any of their respective provisions. The Company has provided or made available to the Buyer Parties correct and complete copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of Company Stockholders and meetings of or action by the Company Board and each committee thereof since January 1, 2007. Such minutes and written consents provided or made available to the Buyer Parties contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken from January 1, 2007 through the date of this Agreement by the Company Stockholders, the Company Board and committees thereof.

Section 5.02 Company Subsidiaries.

(a) Each of the Company’s subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary, is set forth on Section 5.02(a) of the Company Disclosure Schedule. Except as described in Section 5.02(a) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person, and there are no silent partnerships, sub-partnerships and/or similar rights with respect to the Company or any Company Subsidiary. Each material Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the material Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Section 5.02(b) of the Company Disclosure Schedule, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the

Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, and are free of preemptive rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make material contributions to the capital of, or lend or advance material funds to, any Company Subsidiary.

Section 5.03 Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 Company Common Shares and 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Shares”). As of the close of business on May 13, 2008, (i) 152,383,712 Company Common Shares were issued and outstanding, including in each case the associated Preferred Share Purchase Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of January 11, 2008, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”) but excluding Company Common Shares held in treasury, and (ii) 1,510,328 Company Common Shares were held in the treasury of the Company. As of the close of business on May 13, 2008, 18,009,113 Company Common Shares were subject to outstanding Company Stock Options, and 7,597,798 Company Common Shares were reserved for future awards under the Incentive Plans (other than the Employee Stock Purchase Plan). As of the date of this Agreement, no Company Preferred Shares are issued and outstanding. All of the Company Common Shares have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights. Section 5.03(a) of the Company Disclosure Schedule sets forth, as of the close of business on May 13, 2008, each outstanding Option, warrant or other right to subscribe for, purchase or acquire from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, including the name of the holder thereof, the stock plan under which it was issued, the date of grant and exercise price thereof, and the vesting schedule thereof.

(b) Except as set forth in Section 5.03(b) of the Company Disclosure Schedule:

(i) there are no options, warrants, calls or other rights, agreements, arrangements, undertakings or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of or other voting securities or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, agreement, arrangement, undertaking or commitment;

(ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company;

(iii) except as set forth in the Company Charter, there are no agreements or understandings to which the Company or any Company Subsidiary is a party, or by which any of them is bound, with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third-party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares;

(iv) there is no Voting Debt of the Company or any Company Subsidiary outstanding; and

(v) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Shares or the value of the Company or any part thereof.

(c) The Compensation Committee of the Company Board, consisting solely of independent directors, has taken all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange

Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any Company Subsidiary with or to current or future directors, officers, or employees of the Company and the Company Subsidiaries, to ensure that all such agreements and arrangements satisfy the safe harbor provisions of Rule 14d-10(d)(2) of the Exchange Act.

Section 5.04 Authority; Validity and Effect of Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board. No other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger (to the extent required by the DGCL), for the adoption of this Agreement by the holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not, and the compliance by the Company with its obligations hereunder and thereunder will not, (i) result in a violation or breach of or conflict with the Company Charter or Company Bylaws, (ii) subject to obtaining or making consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.05, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any Company Subsidiary, except, with respect to clauses (ii), (iii) and (iv), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches or defaults, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement does not, and the consummation by the Company of the Transactions will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority by the Company, except (i) for (A) the filing with the SEC of (i) the Schedule 14D-9, (ii) the Proxy/Information Statement and compliance with other applicable requirements of the Exchange Act, (iii) the Offer Documents and (iv) such reports under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (B) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (C) any filings required under the rules and regulations of the NASDAQ Global Select Market (the “Nasdaq”), (D) the filing of the Certificate of Merger pursuant to the DGCL, (E) the filing of any application and/or notice pursuant to foreign antitrust, competition or merger control Laws, including those of Germany, or (F) any registration, filing or notification required pursuant to federal and state securities Laws, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 5.06 Permits; Compliance with Laws.

(a) The Company and Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from any Governmental Authority, or required by Governmental Authorities to be obtained, necessary for them to lawfully own, lease and operate their properties or to lawfully carry on their business (collectively, the “Permits”), and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all Permits. All material Permits from U.S. Governmental Authorities, and, to the knowledge of the Company, all Permits from non-U.S. Governmental Authorities, are valid and in full force and effect, and, since January 1, 2007, neither the Company nor any Company Subsidiary has received from a U.S. Governmental Authority or, to the knowledge of the Company, from a non-U.S. Governmental Authority, written notice to the effect that such Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

(b) Neither the Company nor any Company Subsidiary is in default or violation of any Laws or Permits applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2007, neither the Company nor any Company Subsidiary has received written notice from a U.S. Governmental Authority or, to the knowledge of the Company, from a non-U.S. Governmental Authority, to the effect that such Governmental Authority claimed or alleged that the Company or any Company Subsidiary was not in compliance with all Laws applicable to the Company or any Company Subsidiary, any of their properties or other assets or any of their businesses or operations, other than, in the case of any written notice from a U.S. Governmental Authority, where the claimed or alleged noncompliance was immaterial. Notwithstanding anything contained in this Section 5.06(b), no representation or warranty shall be deemed to be made in this Section 5.06 in respect of the matters referenced in Section 5.07 or Section 5.12 or in respect of Tax or employee benefits matters.

Section 5.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) during the period since January 1, 2005 (the “Company SEC Reports”). The Company SEC Reports filed on or prior to the date hereof (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports filed on or prior to the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each of the consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

(c) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or the Company Subsidiaries’ published financial statements or any Company SEC Reports.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2005, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct in all material respects.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Audit Committee of the Company Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have disclosed, based on their most recent evaluation, to the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act at December 31, 2007, and such assessment concluded that such controls were effective as of that date. To the knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(f) To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder the (“FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to induce such person to act against the interest of his or her employer or principal.

(g) The Company has disclosed to Parent all internal investigations and, to the knowledge of the Company, all external, governmental or other regulatory investigations, in each case, regarding any action or any allegation of any action described in subsection (f) of this Section 5.07.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2007, (a) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been an event, occurrence, condition, change, occurrence, development, effect or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.09 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any material liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company or in the footnotes thereto, except for liabilities (a) reflected on or reserved against in the Company’s consolidated balance sheet as of December 31, 2007 included in the Company SEC Reports, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2007, (c) incurred pursuant to and in compliance with Section 7.01, and (d) set forth on Section 5.09 of the Company Disclosure Schedule.

Section 5.10 Absence of Litigation. Except as set forth in Section 5.10 of the Company Disclosure Schedule, there is no material Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets. Neither the Company nor any of the Company Subsidiaries is subject to any material order, judgment, writ, injunction or decree or regulatory restriction of any Governmental Authority.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, change in control, termination, severance or other contracts or agreements (other than individual employment and option agreements) to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, other than any such benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States for the benefit of current or former employees, officers, directors or consultants of the Company or any Company Subsidiary (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans (including all amendments thereto), (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last two years, including attached schedules, (iii) the most recently received IRS determination letter, if any, relating to the Plans; (iv) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees) and all material modifications thereto; and (v) any related trust agreement or other funding instrument for the Plans.

(b) Each Plan has been operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation (except routine claims for benefits payable under the Plans) against or involving any Plan or asserting any rights to or claims for benefits under any Plan other than any such investigations, proceedings or claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All contributions, premiums and benefit payments under or in connection with the Plans that are required to have been made as the date hereof in accordance with the terms of the Plans have been timely made. The Company has not engaged in a transaction with respect to any Plan that, assuming a taxable period of such transaction expired as of the date hereof, is reasonably likely to subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. The Company has not incurred nor does it reasonably expect to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c) Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code.

(d) To the extent that any Plans are subject to the requirements of Section 409A of the Code, they have been and are being operated in good faith compliance with such Section, the regulations thereunder, and IRS Notice 2005-1, each as modified and explained by other guidance issued by the Internal Revenue Service and, to the extent that any such Plans will apply to any period after the earlier to occur of the Merger Effective Time or December 31, 2008, they will, on or before the earlier to occur of such dates, be formally amended to comply with the requirements of such Section and the final Treasury regulations thereunder.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, no Plan or other arrangement, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), could result in the acceleration of provision of any payment or benefit, or the vesting or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Plans or other arrangement, or otherwise result in payments under any of the Plans or other arrangements which would not be deductible under Section 280G of the Code.

(f) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would reasonably be expected to increase materially the expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year.

(g) Neither the Company nor any ERISA Affiliate sponsors or is obligated to contribute (on a contingent basis or otherwise) to any Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV of ERISA or Section 412 or 4971 of the Code. For purposes of this Section 5.11(g), an entity is an “ERISA Affiliate” of the Company if it is considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA. The Company does not, currently or within the past six (6) years, maintain, contribute or have an obligation to contribute (on a contingent basis or otherwise) to a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare plan” within the meaning of Section 3(40) of ERISA.

(h) Other than works council mandated by the laws of foreign jurisdictions, the Company is not a party to any labor or collective bargaining agreement and no such agreement is currently being negotiated. The Company and the Company Subsidiaries have taken all actions as may be required in connection with any foreign labor notification requirements, if any. There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of the Company, threatened against or involving the Company; (ii) unfair labor practice charges, material grievances or material complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company; (iii) election, petition or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries; or (iv) material grievance or arbitration demand against the Company or any of its Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) with respect to their employment status with the Company, all individuals providing services to the Company have been properly classified, (ii) no person classified as an “independent contractor” or “consultant” of or with the Company has been improperly classified as such, rather than as an “employee” of the Company, and (iii) the Company is in compliance with all Laws respecting the employment of labor, including, but not limited to, wages and hours, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs and the Immigration Reform and Control Act, as amended.

(j) The Company and the Company Subsidiaries have properly accrued on their books and records all material unpaid but accrued wages, salaries, vacation and other paid time-off. As of the Merger Effective Time, the Company will not have any outstanding loans or extensions of credit to any employees (or their family members or dependents), excluding, for this purpose, any loans outstanding to employees (or their beneficiaries) under the Company’s 401(k) plan or advances for business travel.

(k) With respect to benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States for the benefit of current or former employees, officers, directors or consultants of the Company or any Company Subsidiary other than plans, programs, arrangements, contracts or agreements providing benefits mandated by the laws of the applicable foreign jurisdiction (a “Foreign Plan”), other than would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable authorities;

(iii) other than routine claims for benefits, no Foreign Plan, no administrator of any Foreign Plan, and no member of any body which administers a Foreign Plan, is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or proceeding; and

subject to the requirements of applicable Laws, no provision of any Foreign Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies, or otherwise affects the right of the Company to unilaterally amend or terminate any Foreign Plan, and no commitments to improve or otherwise amend any Foreign Plan have been made.

Section 5.12 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9 or (c) the Proxy/Information Statement, as required, will, (i) in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company Stockholders, or (ii) in the case of the Proxy/Information Statement, at the time the Proxy/Information Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, if called and held, contain any untrue statement of a material fact or omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein.

Section 5.13 Intellectual Property.

(a) As used herein, “Company Intellectual Property” means all Intellectual Property owned or used by or on behalf of the Company or any Company Subsidiary. To the Company’s knowledge, the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to, or has a valid license or right to use, all Company Intellectual Property. Company Intellectual Property owned by the Company or a Company Subsidiary (“Owned Company Intellectual Property”) is free and clear of all Liens, except for Permitted Liens and, to the Company’s knowledge, the license agreements appearing on Section 5.13(a)(i) of the Company Disclosure Schedule. To the Company’s knowledge, in the case of Company Intellectual Property licensed to Company or any Company Subsidiary, such Company Intellectual Property is free and clear of all Liens, except for Permitted Liens. Section 5.13(a)(ii) of the Company Disclosure Schedule sets forth all material internet domain names included in the Owned Company Intellectual Property.

(b) All Owned Company Intellectual Property is, to the knowledge of the Company, valid and enforceable. Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance, renewal, and other filing fees, documents and certificates have been timely paid or filed with the relevant Governmental Authorities for the purposes of obtaining, maintaining, perfecting or renewing the issued patents, registrations and applications for registration included in the Owned Company Intellectual Property in full force and effect.

(c) The Owned Company Intellectual Property and all Company Intellectual Property licensed to the Company or any Company Subsidiary includes all of the Intellectual Property necessary to enable the Company and the Company Subsidiaries to conduct their businesses as such businesses are currently being conducted. There are no pending or, to the knowledge of the Company, threatened Actions (i) by any person alleging infringement, misappropriation or other violation of any Intellectual Property rights by the Company or any Company Subsidiaries or challenging the Owned Company Intellectual Property or any Company Intellectual Property exclusively licensed to the Company or a Company Subsidiary (including the validity, enforceability, ownership, or use thereof) or (ii) by the Company or any Company Subsidiary against any person for infringement, misappropriation, or other violation of any Owned Company Intellectual Property or any Company Intellectual Property exclusively licensed to the Company or any Company Subsidiary. To the knowledge of the Company, there is no reasonable basis for any Actions described in Section 5.13(c)(i).

(d) To the Company’s knowledge, no open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software owned by the Company or its Subsidiaries where, as a result of such use or modification of such open source or public library Software, the Company or any Company Subsidiary is obligated to make available to third persons other than its customers the source code for such Software that is incorporated into Company products.

(e) To the Company’s knowledge, the material information technology systems of the Company and its Subsidiaries, including the relevant Software and hardware, are adequate for the business as presently conducted and are reasonably secure against intrusion.

(f) To the Company’s knowledge, no funding or facilities of the government or any university, college, other educational institution or research center were used in the development of any Owned Company Intellectual Property.

(g) The Company and the Company Subsidiaries have established and maintained a commercially reasonable privacy policy and have been in compliance in all material respects with such policy.

(h) The Company and the Company Subsidiaries have taken adequate measures, consistent with reasonable practices in the industry in which the Company and the Subsidiaries operate to maintain all Trade Secrets included in the Company Intellectual Property; and since 2003 have entered into valid written agreements with employees, consultants, and independent contractors who have contributed to, or been retained in connection with, the development of any Company Intellectual Property or Technology pursuant to which such employees, consultants, and independent contractors have assigned to the Company or one of the Company Subsidiaries all their right, title and interest in and to all Technology and Intellectual Property developed and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after their employment or engagement, as applicable. To the Company’s knowledge, such written agreements are not inconsistent with any current employee’s, consultant’s, or independent contractor’s obligation to any prior employers or other entities, and no current employee, consultant or independent contractor is, as a result of or in the course of his/her employment or engagement by the Company or a Company Subsidiary, in default or breach of any agreement with any prior employers or other entities.

Section 5.14 Taxes. Except as set forth in Section 5.14 of the Company Disclosure Schedule:

(a) all federal, state and other material Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been filed (except those under valid extension) and such tax returns are true, complete, and correct;

(b) all federal, state and other material Taxes due and payable by the Company or any of the Company Subsidiaries have been timely paid, or adequately provided for in accordance with GAAP on the Company’s most recent consolidated financial statements;

(c) neither the Company nor any of the Company Subsidiaries has received written notice of any proceeding or audit against, or with respect to any material Taxes of, the Company or any of the Company Subsidiaries that has not been finally resolved;

(d) neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any material income Tax Returns;

(e) there are no material liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries;

(f) neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and the Company Subsidiaries);

(g) neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law);

(h) neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(i) the Company and each Company Subsidiary has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law, in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder;

(j) no written notice or inquiry has been received by the Company from a Tax authority in a jurisdiction in which Tax Returns have not been filed by the Company or a Company Subsidiary to the effect that the filing of Tax Returns may be required;

(k) except as would not be binding on the Company or any Company Subsidiary from and following the Merger Effective Time, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Merger Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (iii) installment sale or open transaction occurring on or prior to the Merger Effective Time;

(l) neither the Company, in so far as any asset of the Company could be affected, nor any Company Subsidiary has participated in a transaction described in Treasury Regulations Section 1.6011-4(b)(2), (3) or (4); and

(m) except as would not be binding on the Company or any Company Subsidiary from and following the Merger Effective Time, the Company is not a party to or bound by any advance pricing agreement.

Section 5.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property owned or leased by the Company or the Company Subsidiaries.

Section 5.16 Material Contracts.

(a) Except as otherwise disclosed in the Company SEC Reports, to the knowledge of the Company, Section 5.16 of the Company Disclosure Schedule contains a list of each contract to which the Company or a Company Subsidiary is a party that (i) purports to limit, curtail or restrict the right of the Company or any Company Subsidiary (A) to engage or compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or any Company Subsidiary to offer specified products or services to their customers on a priority or exclusive basis or (B) to compete with any person or operate in any location, (ii) is a standstill or similar agreement restricting the Company from acquiring the securities of, soliciting proxies respecting, or affecting the control, of any Person, (iii) by its terms, purports to bind or otherwise limit, in any material respect, any Affiliate of the Company (other than any individual or any Company Subsidiary) following the consummation of the Transactions, (iv) pursuant to which material indebtedness for borrowed money may be incurred or is guaranteed by the Company or any Company Subsidiary, (v)(A) requires the Company or any Company Subsidiary to indemnify any other Person in any material respect or (B) obligates the Company or any Company Subsidiary to make any earn-out payments of a material amount based on future performance of an acquired business or assets, (vi) contains a “most favored nation” right or provision (or any similar right or provision) in favor of any Person (other than the Company or any of the Company Subsidiaries) or (vii) except as described in the preceding clauses (i) through (vi), is material to the Company’s business (such contracts and agreements, together with the “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) filed as an exhibit to the Company SEC Reports, being collectively referred to herein as the “Company Material Contracts”).

(b) Neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Material Contract. As of the date of this Agreement, none of the Company or any Company Subsidiary has received any written notice of default, termination or cancellation under any Company Material Contract and no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid, binding and enforceable, in all material respects, in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect, in all material respects, with respect to the Company or Company Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto.

Section 5.17 Real Property.

(a) Except as set forth on Section 5.17(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.

(b) Section 5.17(b) of the Company Disclosure Schedule sets forth a list of all real property located in the United States currently leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary, the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date and term of the Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company, or any Company Subsidiary, holds a valid leasehold interest in each Lease, (ii) all rents and additional rents due to date from the Company on each such lease have been paid, (iii) the Company has not received written notice that it is in material default thereunder, (iv) there exists no default by the Company under such lease, (v) no person has a right to occupy any of the premises subject to a Lease except for the Company or any Company Subsidiary, (vi) the Company is not obligated under or bound by any option, right of first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any real property or any other interest in any real property and (vii) there are no pending, or to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company’s rights pursuant to the Leases. The representations and warranties contained in this Section 5.17 with respect to real property located outside the United States and any Leases with respect to such real property are being made only to the extent of the Company’s knowledge.

Section 5.18 Interested Party Transactions. Except as set forth in Section 5.18 of the Company Disclosure Schedule or in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, there are no Company Material Contracts, transactions, indebtedness or other arrangement (including any direct or indirect ownership interest in any property or assets used in or necessary for use in the conduct of business by the Company), or any related series thereof, between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.19 Brokers. No Person other than the Company Financial Advisor and Allen & Company LLC, the fees of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.20 Opinion of Financial Advisor. The Company Board has received an opinion of the Company Financial Advisor, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Company Shareholders in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 5.21 Amendment of Rights Plan. The Company has taken all necessary actions to render the Rights Agreement inapplicable to this Agreement and the Transactions and to terminate the Rights Agreement immediately prior to the Merger Effective Time, including to provide that neither Parent nor any of its affiliates will become an Acquiring Person (defined in the Rights Agreement), that no Distribution Date or Stock Acquisition Date (each defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying Company Common Shares or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other Transactions. Complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the date hereof.

Section 5.22 Anti-Takeover Provisions. The Company Board has taken all necessary action so that no “fair price”, “moratorium”, “control share acquisition” or other state or federal anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to the Offer, the Merger or the other Transactions. The action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the Effective Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Parent and Purchaser hereby jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 6.01 Organization. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Buyer Party (a) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (b) has requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Buyer Party has previously provided or made available to the Company copies of its certificate of incorporation, by-laws or similar organizational documents.

Section 6.02 Ownership of Purchaser; No Prior Activities. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. All the issued and outstanding shares of capital stock of Purchaser are, and as of the Acceptance Time and the Merger Effective Time will be, owned of record and beneficially by Parent.

Section 6.03 Authority; Validity and Effect of Agreements. Each of the Buyer Parties has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Other than the adoption of this Agreement by Parent as Purchaser’s sole stockholder (which will be effected immediately following execution of this Agreement), the execution, delivery and performance by each of the Buyer Parties of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of each of the Buyer Parties and no other corporate proceedings on the part of either of the Buyer Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws or by general equity principles.

Section 6.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the certificate of incorporation, bylaws or other organizational documents of either of the Buyer Parties, (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings described in subsection (b) of this Section 6.04, conflict with or violate any Law applicable to any of the Buyer Parties or any of their respective properties or assets, or (iii) result in the creation of a Lien on any property or asset of the Buyer Parties or any of their Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, order, action by or in respect of, authorization or permit of, or filing or registration with, or declaration or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) if applicable, the pre-merger notification requirements of the HSR Act, (C) if applicable, filings under the rules and regulations of the New York Stock Exchange, (D) the filing of the Certificate of Merger pursuant to the DGCL and (E) the filing of any application and/or notice pursuant to foreign antitrust, competition or merger control Laws, including those of Germany, or (ii) where the failure to obtain such consents, approvals, orders, authorizations, actions, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.05 Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9, or (c) the Proxy/Information Statement, as required, will, (i) in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company Stockholders, or (ii) in the case of the Proxy/Information Statement, at the time the Proxy/Information Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, if called and held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 6.06 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.07 Availability of Funds. Parent’s and Purchaser’s obligations hereunder are not subject to any conditions regarding Parent’s, Purchaser’s or any other person’s ability to obtain financing for the Offer or the consummation of the other Transactions. Parent has available and will have available through the expiration of the Offer and the Merger Effective Time, the funds necessary to accept for payment and pay for any Company Common Shares pursuant to the Offer and to consummate the other Transactions.

Section 6.08 No Ownership of Company Capital Stock. Neither Parent, Purchaser nor any of their respective Affiliates is or has been during the past three (3) years an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 6.09 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Purchaser or any affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any person that beneficially owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 6.10 Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer Parties or any of their Affiliates.

Section 6.11 No Additional Representations.

(a) Each of the Buyer Parties acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.

(b) Each of the Buyer Parties acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer Parties and each of their respective Representatives except as expressly set forth in Article V (which includes the Company Disclosure Schedule and the Company SEC Reports).

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Pending the Merger. From the date hereof until such time as Parent’s designees shall constitute a majority of the Company Board or the earlier termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as may be required by applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course and shall use its commercially reasonable efforts to (i) preserve intact the business organization of the Company and the Company Subsidiaries, (ii) preserve the current beneficial relationships of the Company and the Company Subsidiaries with any persons (including, but not limited to, suppliers, partners, contractors, distributors, customers, advertisers, licensors and licensees) with which the Company or any Company Subsidiary has material business relations, (iii) retain the services of the present officers and key employees of the Company and each Company Subsidiary, in each case, to the end that the goodwill and ongoing business of the Company and each Company Subsidiary will be unimpaired in any material respect at the Merger Effective Time, (iv) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and the Company Subsidiaries, other than changes to such policies made in the ordinary course of business. Except as required, permitted or otherwise contemplated by this Agreement, as may be required by applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and such time as Parent’s designees shall constitute a majority of the Company Board or the earlier termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents;

(b) (i) authorize for issuance, issue, sell grant, dispose of, pledge or otherwise encumber or agree or commit to any of the foregoing in respect of any shares of any class of capital stock of the Company or any Company Subsidiary or any options, warrants, calls, commitments, convertible securities or other rights of any kind or any other agreements of any character to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary, other than (A) the issuance of Company Common Shares issuable pursuant to Company Stock Options outstanding on the date hereof, (B) the issuance of Company Common Shares under the Employee Stock Purchase Plan as provided in Section 8.04(e), (C) the award of Company Stock Options to purchase no more than 150,000 Company Common Shares in the aggregate to newly hired employees below the level of Vice President in the ordinary course of business consistent with past practice, and (D) the sale of Company Common Shares pursuant to the exercise of Company Stock Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of such Company Stock Options, (iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company or (iv) split, combine, subdivide, or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;

(c) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, acquire or agree to acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property, for a purchase price exceeding One Million Dollars ($1,000,000) individually or Five Million Dollars ($5,000,000) in the aggregate;

(d) sell, lease, transfer, abandon or dispose of or encumber or enter into any agreement to take any such action in respect of any material assets, rights or securities of the Company and the Company Subsidiaries;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money or enter into any “keep well” or similar agreements or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;

(f) except as required by applicable Law, materially amend or terminate any Company Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 5.16 of the Company Disclosure Schedule as a Company Material Contract;

(g) except as required by applicable Law or by the terms of the Plans, (i) increase the compensation or benefits payable to its current or former directors, officers or employees, other than increases made to employees (other than officers at the level of Vice President and above) in the ordinary course of business and consistent with past practice; or (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee (other than such grants to officers below the level of Vice President in the ordinary course of business and consistent with past practice) and; (iii) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any current or former director, officer or employee (other than with respect to agreements for new hires in the ordinary course of business); (iv) loan or advance any money or other property to any current or former director, officer or employee;

(h) except as required by Law or changes in GAAP which become effective after the date of this Agreement, in which case the Company shall notify Parent, materially change any of its accounting policies, methods, principles or practices, or change an annual accounting period or the fiscal year of the Company or any Company Subsidiary (whether for financial accounting or Tax purposes);

(i) pay, discharge, settle, satisfy or commence any material litigation, arbitrations, proceedings, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than any settlement, payment, discharge or satisfaction where the amounts paid or to be paid are (i) fully covered by insurance coverage maintained by the Company or (ii) in an amount less than One Million Dollars ($1,000,000) in the aggregate;

(j) make any material Tax election, file any material amended Tax Return or settle any material Action related to Taxes or any material audit;

(k) make or commit to make capital expenditures (or any obligation or liability) in excess of $One Million Dollars ($1,000,000) individually or Five Million Dollars ($5,000,000) in the aggregate;

(l) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Merger Effective Time, materially limit or restrict the Parent or any of its subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its subsidiaries;

(m) enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or modify or amend in any material respect, or terminate or fail to exercise any right to renew, any material lease or sublease of real property;

(n) except as necessary in the ordinary course of business consistent with past practice, (i) sell, assign, license, convey, transfer, exchange, dispose of, encumber or permit to lapse any rights to (or agree to effect any of the foregoing) any material Company Intellectual Property, or disclose or agree to disclose to any person, other than representatives of Purchaser and Parent, any Trade Secrets or other confidential information, or (ii) abandon or fail to take any action required to prosecute or maintain any material Company Intellectual Property;

(o) (i) enter into any material contract, agreement or other arrangement that would be breached by, or require the consent of any third party in order to continue in full force following consummation, of the Transactions or (ii) enter into any material contract, agreement or other arrangement with any third party that (A) grants such third party any rights, (B) provides for any diminution of rights of the Company or the Company Subsidiaries or (C) can be terminated by such third party, in each case, upon a change in control of the Company;

(p) create or have any subsidiary of the Company, other than the Company Subsidiaries;

(q) make any investment (by contribution of capital, property transfers, purchase of securities or otherwise), other than pursuant to the Company’s cash investment program in the ordinary course of business consistent with past practice or investments in an amount less than Five Hundred Thousand Dollars ($500,000) individually or Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in, or make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to any person of an amount in excess of Five Hundred Thousand Dollars ($500,000) individually or Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate (other than a direct or indirect Company Subsidiary and subsidiaries set forth on Schedule 7.01(q) in the ordinary course of business);

(r) take any action (or omit to take any action) if such action (or omission) would or could reasonably be expected to result in any of the conditions to the obligations of Parent or Purchaser to consummate the Merger set forth in Article IX and the conditions to consummate the Offer in Annex I not being satisfied or materially delay such satisfaction;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(t) take any action in respect of the Rights Agreement or Section 203 of the DGCL, except as contemplated hereby in connection with a termination of this Agreement pursuant to Section 10.01(h); or

(u) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 7.02 Conduct of Business by Buyer Parties Pending the Merger. The Buyer Parties agree that, between the date of this Agreement and the Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement, they shall use their commercially reasonable efforts to not take and cause to not be taken any action that (a) would reasonably be expected to materially delay or impair the consummation of the Transactions, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Company Proxy/Information Statement; Other Filings; Stockholders’ Meeting.

(a) If approval of the Company Stockholders is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as promptly as reasonably practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company shall prepare and, after consultation with Parent, file with the SEC the Proxy/Information Statement, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy/Information Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy/Information Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy/Information Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy/Information Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the Proxy/Information Statement is cleared by the SEC.

(b) Each of Parent and the Company shall as promptly as practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy/Information Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy/Information Statement or for additional information with respect thereto. All filings by the Company with the SEC in connection with the Transactions, including the Proxy/Information Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent (and, in respect to the Proxy/Information Statement, the prior approval of Parent), and all mailings to the Company Stockholders in connection with the Transactions shall be subject to the reasonable prior review and comment of Parent. All filings by Parent with the SEC in connection with the Transactions shall be subject to the reasonable prior review and comment of the Company.

(c) If at any time prior to the Merger Effective Time any information relating to the Company, Parent or Purchaser, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Purchaser, which should be set forth in an amendment or supplement to the Proxy/Information Statement or Other Filings, so that the Proxy/Information Statement or Other Filings would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(d) If approval of the Company Stockholders is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company, acting through the Company Board,

shall, in accordance with the Company Charter and Company Bylaws, promptly and duly call, give notice of, convene and hold as soon as reasonably practicable following the date upon which the Proxy/Information Statement is cleared by the SEC, a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”), or, if applicable, make arrangements for the Company Stockholders to act by written consent as soon as reasonably practicable, in each case, for the sole purpose of seeking the Company Stockholder Approval and shall include in the Proxy/Information Statement the Company Board Recommendation.

(e) Each of Parent and Purchaser shall vote (including, if applicable, by way of action by written consent) all Company Common Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with the DGCL.

(f) Notwithstanding anything to the contrary contained in this Agreement, (i) and without, in any way, limiting or reducing Parent’s and Purchaser’s obligation to cause the consummation of the Merger pursuant to this Agreement, Parent and Purchaser may request that the Company Board make arrangements to cause the action required to be taken at the Company Stockholders’ Meeting under this Section 8.01 for the adoption of this Agreement by the Company Stockholders to be taken by written consent without a meeting, and the Company Board shall make such arrangements, if and to the extent such action by written consent (A) is permitted under DGCL, the Company Charter and the Company Bylaws, in each case, then in effect and (B) would not impede, interfere with, hinder or delay the adoption of this Agreement by the Company Stockholders or the consummation of the Merger and (ii) in the event that Purchaser shall acquire at least ninety percent (90%) of the issued and outstanding Company Common Shares pursuant to the Offer or otherwise, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company Stockholders, in accordance with Section 253 of the DGCL.

Section 8.02 Access to Information; Confidentiality.

(a) Upon reasonable prior notice and subject to applicable Law, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with Section 10.01 and the Merger Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford Parent, following notice from Parent to the Company in accordance with this Section 8.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable. The Company shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 8.02 or information provided, made available or delivered to Parent or its Representatives pursuant to this Section 8.02 shall affect any representations, warranties, conditions or rights of the parties hereto contained in this Agreement.

(b) Prior to the Closing, each of the Buyer Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with the employees (other than senior executives) of the Company and its Subsidiaries regarding the business of the Company, this Agreement and the transactions contemplated hereby without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Prior to the Merger Effective Time, all information obtained by Parent pursuant to this Section 8.02 shall be kept confidential in accordance with the confidentiality agreement, dated May 7, 2008, between Parent and the Company (the “Confidentiality Agreement”).

Section 8.03 Solicitation.

(a) The Company shall, and shall use its commercially reasonable efforts to cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to a Company Acquisition Proposal (as hereinafter defined), and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives. From the date of this Agreement until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, cause, or knowingly facilitate or encourage (including by way of furnishing information) the submission of, any Inquiry (as defined below) or Company Acquisition Proposal, (ii) approve or recommend any Company Acquisition Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Company Acquisition Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to any Company Acquisition Proposal; provided, however, in response to an unsolicited Company Acquisition Proposal or an inquiry relating to a potential Company Acquisition Proposal made or received after the date of this Agreement (an “Inquiry”), in each case, under circumstances not involving a breach of this Agreement, the Company may at any time prior to the Acceptance Time, (x) furnish confidential information with respect to the Company and the Company Subsidiaries to the person making such Inquiry or Company Acquisition Proposal and its Representatives, but only pursuant to an Acceptable Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 8.03) provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person (or promptly thereafter) and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (y) conduct discussions and negotiate with such Person regarding such Inquiry or Company Acquisition Proposal, it being understood that such discussions and negotiations shall not be deemed to be a breach of Section 8.03(a)(i). The Company shall ensure that its Representatives are aware of the provisions of this Section 8.03(a).

(b) In addition to the other obligations of the Company set forth in this Section 8.03, the Company shall as promptly as reasonably practicable advise Parent, orally and in writing, and in no event later than forty-eight (48) hours after the event, (i) of the execution by the Company and a person who has made an Inquiry or Company Acquisition Proposal of any confidentiality agreement, (ii) of the commencement of substantive discussions or negotiations concerning the Company or the terms of a possible Company Acquisition Proposal between the Company and a person who has made an Inquiry or Company Acquisition Proposal or (iii) of the making of any Company Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of any person referenced in clauses (i) through (iii) above and the terms and conditions of any proposals or offers and the nature of the discussions or negotiations referenced in clause (ii) above (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal), and thereafter shall as promptly as reasonably practicable keep Parent fully informed of all material developments affecting the status and terms of any such proposals (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 8.03(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Offer and the Merger) or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal (any action described in clause (i) or (ii) being referred to as an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may, in response to a Company Superior Proposal, withdraw or modify the Company Board Recommendation, or recommend a Company Superior Proposal, if the Company Board determines in good faith, after reviewing applicable provisions of state law and after consulting with its outside counsel and a financial advisor of nationally recognized reputation, that the failure to make such withdrawal, modification or recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Delaware law.

(d) Nothing in this Section 8.03 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position is likely to constitute a violation of applicable Law. In addition, nothing in this Section 8.03 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 8.04 Employee Benefits Matters.

(a) For a period of one year following the Merger Effective Time (or such shorter period as provided in any applicable agreement), Parent shall provide, or shall cause to be provided, to each current employee of the Company and the Company Subsidiaries (“Company Employees”) to the extent they remain employed during such period (i) compensation (including base salary or wages and incentive compensation opportunities), that, in the aggregate, is no less favorable than the compensation (including base salary or wages and incentive compensation opportunities) provided to Company Employees immediately before the Merger Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the benefits provided to Company Employees immediately before the Merger Effective Time; provided, however, this obligation to provide comparable compensation opportunities and benefits shall not include any obligation to provide compensation and benefits similar to those provided under the Employee Stock Purchase Plan, defined benefit pension, deferred compensation and retiree welfare benefit plans.

(b) For purposes of eligibility and vesting (but not benefit accrual or retiree welfare benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Merger Effective Time, to the same extent as such Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived, to the extent permitted under the New Plans, for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under Old Plan of the Company or Company Subsidiaries in which such Company Employee participated immediately prior to the Merger Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan, to the extent permitted under each New Plan, for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) (i) With respect to annual bonus arrangements for Company Employees who are covered by the 2008 Annual Incentive Plan for Executive Employees (the “Executive Plan”) for fiscal year 2008, the Company shall pay each eligible Company Employee 25% of his or her target annual bonus (determined as if all performance targets have been met) (the “Pro-Rata Payments”) as soon as practicable following the Closing Date. Following the Closing Date, Parent agrees to continue the Executive Plan in accordance with its terms for the remainder of fiscal year 2008 and based on the budgeted financial targets previously established by the Compensation Committee of the Company for fiscal year 2008; provided, that, any amounts due under the Executive Plan for fiscal year 2008 shall be offset by the Pro-Rata Payments.

(ii) With respect to annual bonus arrangement for Company Employees who are covered by the 2008 Annual Incentive Plan for Non-Executive Employees (the “Non-Executive Plan”) for fiscal year 2008, the Company shall pay each eligible Company Employee the Pro-Rata Payments as soon as practicable following the Closing Date. Following the Closing Date, Parent agrees to continue the Non-Executive Plan in accordance with its terms for the remainder of fiscal year 2008 and based on the budgeted financial targets previously established by the Incentive Committee of the Company for the remainder of fiscal year 2008 provided, that, any amounts due under the Non-Executive Plan for fiscal year 2008 shall be offset by the Pro-Rata Payments.

(iii) All annual bonus arrangements for Company Employees for fiscal year 2007 that have not been paid prior to the date hereof will be paid in accordance with their terms. The bonus plans for fiscal years 2007 and 2008 (including the Pro-Rata Payments) shall be calculated without taking into account any expenses or costs associated with or arising as a result of the Transactions (including any expenses or costs related to actions undertaken in anticipation of the Transactions) or any non-recurring charges that would not reasonably be expected to have been incurred had the Transactions not been anticipated or occurred.

(d) Parent and the Company acknowledge and agree that it is their intention to develop mutually acceptable retention arrangements designed to ensure the continued services of key employees of the Company.

(e) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Employee Stock Purchase Plan, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no purchase period shall be commenced after the date of this Agreement; (iii) each participant’s outstanding right to purchase Company Common Shares under the Employee Stock Purchase Plan shall be suspended immediately following the end of the purchase period in effect on the date of this Agreement or if earlier, each participant’s outstanding right to purchase Company Common Shares under the Employee Stock Purchase Plan shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided that, in either case, all amounts allocated to each participant’s account under the Employee Stock Purchase Plan as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Shares at the applicable price for the then outstanding purchase period; and (iv) the Employee Stock Purchase Plan shall terminate immediately prior to the Effective Time.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Plan, (ii) give any third party any right to enforce the provisions of this Section 8.04 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Plan or (B) retain the employment of any particular employee.

Section 8.05 Section 16 Matters. Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Company Common Shares or Company Stock Options (or Company Common Shares acquired upon the vesting of any Company Stock Options) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16.

Section 8.06 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) Parent and Purchaser agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter or Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit or as permitted under applicable Law, shall survive the Merger and shall remain in full force and effect for a period of not less than six (6) years after the Merger Effective Time and shall cause the Surviving Corporation to maintain such rights.

(b) Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Merger Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered to Parent) (the “D&O Insurance”), to be covered for a period of not less than six (6) years after the Merger Effective Time, but only to the extent related to actions or omissions of such officers and directors prior to the Merger Effective Time in their capacities as such; provided that (i) Parent may, or may cause the Surviving Corporation to substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous in any material respect to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Merger Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six (6) year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six (6) year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 8.06(b). The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c) The obligations of Parent and the Surviving Corporation under this Section 8.06 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 8.06 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 8.06 applies shall be third party beneficiaries of this Section 8.06, each of whom may enforce the provisions of this Section 8.06).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, shall assume the obligations set forth in this Section 8.06.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 8.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 8.06.

Section 8.07 Further Action; Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and Purchaser shall (a) make all appropriate filings and submissions under the HSR Act, with the NASD and with any other Governmental Authority pursuant to applicable foreign antitrust, competition or merger control Laws or otherwise, (b) use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign antitrust, competition or merger control Laws, (c) cooperate and consult with each other in (i) determining which filings are required to be made prior to the Acceptance Time and the Merger Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Acceptance Time and the Merger Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (d) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the Transactions as soon as practicable. In connection with the foregoing, the Company, on one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Without limiting any of the Company’s obligations contained in this Section 8.07, Parent and Purchaser shall coordinate, and assume primary responsibility for managing, any required continuance of membership or other application, notice filing or other required submission with the NASD or any other self-regulatory agency. Notwithstanding anything to the contrary in this Agreement, neither Parent nor Purchaser shall be required to (and none of the Company or the Company Subsidiaries shall, without the prior written consent of Parent), in connection with the matters covered by this Section 8.07, (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any contract, agreement or other arrangement any material accommodation, (ii) commence or defend any litigation, (iii) hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets or (iv) agree to any limitation on the operation or conduct of its businesses, unless the adverse consequences of the applicable actions described in clauses (i) through (iv), whether to be suffered by Parent, Purchaser or the Company, would be immaterial in relation to the Company and the Company Subsidiaries, taken as a whole.

Section 8.08 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, (a) the parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any transaction contemplated by this Agreement.

Section 8.09 Public Announcements. The parties hereto agree that no public release or announcement concerning the Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

Section 8.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give notice to the Company, in each case, as promptly as reasonable practicable, of (i) any written notice or other communication received from any person alleging that the consent of such person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions, or (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions. Notwithstanding anything contained in this Agreement to the contrary, (x) the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and (y) the failure to comply with the notice requirement of this Section 8.10 shall not constitute a failure of the condition to the Offer set forth in paragraph (b) of Annex I to be satisfied unless the underlying event itself would independently result in the failure of such condition to be satisfied.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Merger Effective Time of the following conditions:

(a) if the adoption of this Agreement by the Company Stockholders is required by the DGCL, the Company Stockholder Approval shall have been obtained by the Company; provided, that the Buyer Parties and their respective Subsidiaries shall have voted all of their Company Common Shares in favor of adopting this Agreement;

(b) Purchaser shall have accepted for payment and paid for all of the Company Common Shares validly tendered and not withdrawn pursuant to the Offer; and

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

Section 9.02 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company in writing (where permissible) of the condition that Parent has complied in all respects with its obligations pursuant to Section 4.03(a) at or prior to the Merger Effective Time.

Section 9.03 Frustration of Conditions. None of the Company or the Buyer Parties may rely on the failure of any condition set forth in Section 9.01 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to Section 8.07.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Merger Effective Time, whether before or after obtaining the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company if (i) the Acceptance Time shall not have occurred on or before September 15, 2008 (the “Outside Date”) or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Company Common Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Acceptance Time to occur on or before such date or the termination or withdrawal of the Offer;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making the acceptance for payment of Company Common Shares pursuant to the Offer or the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger (“Governmental Order”); provided, however, that the terms of this Section 10.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Offer and the Merger;

(d) by Parent if prior to the Acceptance Time there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (i) give rise to the failure of a condition set forth in sections (a) or (b) of Annex I and (ii) is not cured or is not capable of being cured by the Outside Date; provided, that neither Parent nor Purchaser is then in material breach of any representation, warranty or covenant under this Agreement;

(e) by Parent, if due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex I hereto, Purchaser shall have failed to commence the Offer as set forth in Section 2.01 of this Agreement;

(f) by the Company, if prior to the Acceptance Time there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Parent or Purchaser from accepting for payment or paying for Company Common Shares pursuant to the Offer or consummating the Merger in accordance with the terms hereof and (ii) is not cured or is not capable of being cured by the Outside Date; provided, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

(g) by Parent, if an Adverse Recommendation Change shall have occurred; or

(h) by the Company, if prior to the Acceptance Time, (i) the Company is in compliance with its obligations under Section 8.03 in all material respects, (ii) the Company Board has received a Company Acquisition Proposal that it has determined in good faith, after consultation with its financial advisor, constitutes a Company Superior Proposal, (iii) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Company Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (iv) during the three (3) business day period commencing upon the Company’s delivery to Parent of its Superior Proposal Notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement and (B) the Company Board shall have determined in good faith, after the end of such three (3) business day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Company Superior Proposal giving rise to such notice continues to be a Company Superior Proposal; provided that any amendment, supplement or modification to the financial terms or other material terms of any Company Acquisition Proposal shall be deemed a new Company Acquisition Proposal and the Company may not terminate this Agreement pursuant to this Section 10.01(h) unless the Company has complied with the requirements of this Section 10.01(h) with respect to such new Company Acquisition Proposal, including sending a Superior Proposal Notice with respect to such new Company Acquisition Proposal and offering to negotiate for a three (3) business day period from such new Superior Proposal Notice; (v) the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 10.03(b)(i) and (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Company Superior Proposal.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 1.01(c), Section 8.02(c), this Section 10.02,

Section 10.03 and Article XI shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 10.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 10.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

(b) In the event this Agreement shall be terminated:

(i) by (A) the Company pursuant to Section 10.01(h), (B) by Parent pursuant to Section 10.01(g) or (C) by the Company or Parent pursuant to Section 10.01(b) following any time at which (1) Parent was entitled to terminate this Agreement pursuant to Section 10.01(g) due to an Adverse Recommendation Change and (2) the Company Board has not reaffirmed the Company Board Recommendation subsequent to such Adverse Recommendation Change by publicly announcing such reaffirmation no later than three (3) business days prior to the scheduled expiration date first following such Adverse Recommendation Change, the Company shall pay to Parent the Termination Fee; or

(ii) (A) by Parent or the Company pursuant to Section 10.01(b) or by Parent pursuant to Section 10.01(d), (B) at or prior to the date of termination, a Company Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Company Acquisition Proposal (whether or not any such Company Acquisition Proposal or announced intention is conditional or withdrawn) and (C) concurrently with such termination or within twelve (12) months following such termination, the Company enters into a definitive agreement to consummate or consummates a transaction contemplated by any Company Acquisition Proposal, then the Company shall pay to Parent the Termination Fee if and when the entering into of such definitive agreement or consummation of such Company Acquisition Proposal occurs. For purposes of this Section 10.03(b)(ii), “50%” shall be substituted for “15%” in the phrases dealing with assets and “50%” shall be substituted for “15%” in phrases dealing with equity securities or voting power in the definition of Company Acquisition Proposal.

(c) Except as provided in Section 10.01(h), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds promptly following (and in any event within two (2) Business Days after) the date of the event giving rise to the obligation to make such payment.

(d) Each of Parent and Purchaser acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(e) Each of Parent, Purchaser and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy/Information Statement.

Section 10.04 Waiver. At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Purchaser). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent or Purchaser:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Telecopier No: (212) 975-4215

Attention: Louis J. Briskman, Esq.

                 The Office of the General Counsel

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telecopier No: (212) 310-8007

Attention: Howard Chatzinoff, Esq.

                 Raymond O. Gietz, Esq.

if to the Company:

CNET Networks, Inc.

235 Second Street

San Francisco, California 94105

Telecopier No: (415) 972-6266

Attention: Andy Sherman

                 SVP, General Counsel & Corporate Secretary

with copies to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Telecopier No: (212) 259-6333

Attention: Morton A. Pierce, Esq.

                 Chang-Do Gong, Esq.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Merger Effective Time; provided, however, that, after Company Stockholder Approval has been obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of Nasdaq, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 11.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Disclosure Schedules, Annex I and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided, however, that Parent and Purchaser shall each have the option to assign this Agreement to any Affiliate of Parent without the prior written consent of the Company prior to the Company Stockholder Approval being obtained if such approval is required by Law, provided, further, that each of Parent and Purchaser shall remain bound by this Agreement and remain liable for all of their respective obligations hereunder.

Section 11.06 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Merger Effective Time.

Section 11.07 Specific Performance. Subject to Section 10.03(d), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 8.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

Section 11.09 Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) Except as set out below, each of the Company, Parent and Purchaser hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction by virtue of federal law, any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 11.02 or such other manner as may be permitted by law shall be valid and sufficient service thereof.

Section 11.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.13 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CBS CORPORATION

By	/s/ FREDRIC G. REYNOLDS
Name:	Fredric G. Reynolds
Title:	Executive Vice President and Chief Financial Officer

TEN ACQUISITION CORP.

By	/s/ FREDRIC G. REYNOLDS
Name:	Fredric G. Reynolds
Title:	Executive Vice President and Chief Financial Officer

CNET NETWORKS, INC.

By	/s/ NEIL M. ASHE
Name:	Neil M. Ashe
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS OF THE OFFER

Purchaser shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Common Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to Section 2.01(d) of the Agreement), (i) there shall have been validly tendered (other than Company Common Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the expiration of the Offer that number of Company Common Shares which would represent more than 50% of the issued and outstanding Company Common Shares determined on a fully-diluted basis (on a “fully-diluted basis” meaning the number of Company Common Shares then issued and outstanding plus all Company Common Shares which the Company may be required to issue as of such date pursuant to options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding, whether or not then vested or exercisable) (the “Minimum Condition”), and (ii)(A) the waiting period under the HSR Act, (B) all approvals under applicable German antitrust, competition and merger control Laws, and (C) all approvals under all other foreign antitrust, competition or merger control Laws applicable to the purchase of Company Common Shares pursuant to the Offer shall have expired, been terminated or obtained, as applicable prior to the expiration of the Offer, excluding, in the case of subclause (C) above, such approvals the failure to obtain would be immaterial to the Company and the Company Subsidiaries, taken as a whole, and to Parent and its Subsidiaries, taken as a whole (the “Regulatory Condition”).

Furthermore, Purchaser shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Common Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 2.01(d) of the Agreement) and before acceptance of such Company Common Shares for payment, any of the following conditions exists and is continuing, regardless of the circumstances giving rise to such condition:

(a)	The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 5.03(a), 5.03(c) and 5.08(b)) that (i) are not made as of a specific date are not true and correct as of the date of the Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time, (ii) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) are set forth in Section 5.03(a) are not true and correct, except for (A) de minimis deviations, (B) deviations resulting from the grant of Company Stock Options as permitted under this Agreement or disclosed in the Company Disclosure Schedule and (C) deviations resulting from the issuance of Company Common Shares pursuant to the exercise of Company Stock Options, (iv) are set forth in Section 5.03(c) are not true and correct in any respect and (v) are set forth in Section 5.08(b) are not true and correct in any respect, in each case of clauses (iii), (iv) and (v) immediately above, as of the date of the Agreement and the Acceptance Time, as though made on and as of the Acceptance Time;

(b)	The Company shall have failed to perform and comply with, in any material respect, its obligations, agreements and covenants to be performed or complied with by it under the Agreement on or prior to the Acceptance Time;

(c)	The Company shall have failed to deliver to Parent a certificate signed by an officer of the Company and certifying as to the satisfaction by the Company, of the applicable conditions specified in clauses (a) and (b) immediately above;

Annex I-1

(d)	There shall be any injunction, judgment, ruling, order or decree issued or any Law (other than routine application of the waiting period provisions of the HSR Act) enacted, issued, promulgated or enforced, by any Governmental Authority which prohibits or makes illegal consummation of the Offer or the Merger; and

(e)	The Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by either of them regardless or the circumstances giving rise to such conditions or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser (except for any condition which, pursuant to Section 2.01 of the Agreement, may only be waived with the Company’s consent). The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Any and all capitalized terms used herein, and not defined herein, shall have the same meaning as set forth in the Agreement and Plan of Merger, dated as of May 15, 2008 (the “Agreement”), by and among CNET Networks, Inc., CBS Corporation and Ten Acquisition Corp.

Annex I-2